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                                                                  EXHIBIT 10.6

                      AGREEMENT RELATING TO EMPLOYMENT AND
                          POST-EMPLOYMENT COMPETITION*





This Agreement is between the undersigned individual ("Employee") and ARA Services, Inc. ("ARA").



                                    RECITALS:
                                    ---------

         A. ARA is a service management company which provides a variety of services to business and industry, private and public institutions, and the general public primarily in the following markets: food and refreshment services; health care; child care, periodical distribution, uniform rental and maintenance.


         B. ARA has a proprietary interest in its business methods and systems ("Systems") which include, but are not limited to, policy and procedure manuals, computer programs, financial forms and information, supplier information, recipes, accounting forms and procedures, personnel policies and information on the needs of clients, all of which information is not publicly disclosed and is considered by ARA to be confidential trade secrets; and


         C. ARA intends to employ Employee in a position where Employee will have access to information relating to ARA's Systems and ARA will encourage Employee to develop personal relationships with ARA's clients and prospective clients; and


         D. ARA will be vulnerable to unfair post-employment competition by Employee since Employee will have access to ARA Systems and will have a personal relationship with ARA's clients and prospective clients; and


         E. In consideration of the severance and other employment benefits provided for herein, Employee was willing to enter into this Agreement with ARA as a condition of employment, pursuant to which Employee will limit his right to compete against ARA following termination of employment for any reason to the limited extent set forth in this Agreement.


* This Agreement covers individuals in Grade N or Higher.
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         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:


Article 1. NON-DISCLOSURE AGREEMENT: ARA may, pursuant to Employee's employment hereunder provide and confide to Employee ARA's Systems, techniques and methods of operation developed at great expense by ARA and which Employee recognizes to be unique assets of ARA's business. Employee shall not, during or after the term of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law: (a) any such Systems, techniques and methods of operation; (b) any sales prospects, customer lists, products, research or data of any kind; or (c) any information relating to strategic plans, sales costs, profits or the financial condition of ARA or any of its customers or prospective customers, which is not generally known to the public or recognized as standard practice in the industries in which ARA shall be engaged.


Article 2. NONCOMPETITION AGREEMENT:

         A. Subject to the provisions of Paragraphs B and E, below, Employee, for a period of two (2) years following termination of his employment, shall not, without ARA's written permission, directly or indirectly, on Employee's behalf or on behalf of any other person, firm, corporation, association or other entity, engage in, or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in any business or activity which is the same, similar to or competitive with that conducted by, engaged in or developed for later implementation by ARA at any time during the term of Employee's employment.


         B. The provisions set forth in Paragraph A, above, shall apply to (i) all fifty states and (ii) each foreign country, possession or territory in which ARA may be engaged in business at the termination of Employee's employment or at any time within twelve ( 12) months prior thereto; but only if Employee was directly or indirectly involved or exposed to plans for such business at any time within twelve (12) months prior to termination.


         C. Employee further agrees that Employee shall not for a period of two years, directly or indirectly, at any time in any manner, induce or attempt to influence any employees of ARA to terminate their employment with ARA.


         D. Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Article I above or this Article 2, ARA will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at
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law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, ARA shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to ARA. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason unenforceable as written, such court may modify any of such provisions so as to permit enforcement therefore as thus modified.


         E. Notwithstanding anything to the contrary in this Agreement, if ARA elects to terminate Employee's employment for any reason other than good and sufficient cause, then, in such event the term of the non-competition provision set forth in Paragraph A above shall be reduced to the number of months that Employee is entitled to severance pursuant to the Following Article 4A, below.


Article 3. EXECUTIVE CORPS PROGRAMS: Employee shall be eligible to participate in the following Executive Corps programs while a member of the Executive Corps to the extent ARA continues to make such programs available to Executive Corps members:


         o Executive Corps Health Care Plan
         o Executive Corps Long Term Disability Insurance
         o Survivor Income Protection Plan
         o Executive Corps Automobile Program


           Such Executive Corps programs may be amended or revoked at any time, without notice to Employee, in the sole discretion of ARA.


Article 4. SEVERANCE BENEFITS: If Employee is terminated by ARA for any reason other than good and sufficient cause, Employee shall be entitled to the following severance benefits:
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         A. Severance Pay: Employee shall receive severance payments equivalent to Employee's base salary rate for the number of months set forth below:


                         Years of ARA Continuous Service

                          Completed from Last Hire Date


                                                                      10 or
2       3        4       5        6        7        8         9       more
-       -        -       -        -        -        -         -       ----

9       9        10      11       12       13       14        16       18




Severance payments shall be made in installments in accordance with ARA's normal payroll cycle.


         B. Other Severance Benefits:


            (1) Group medical and life insurance coverages shall continue under then prevailing terms as long as severance payments are being made to Employee. Deductions for Employee's share of the premiums will be made from Employee's severance payments. Group medical coverage provided during such period shall be applied against ARA's obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon termination of group medical and life insurance coverages, Employee may convert, this cost, to individual policies.


            (2) Employee's eligibility to receive or participate in all other benefit and compensation plans, including, but not limited to Management lncentive Bonus, Long Term Disability, Retirement Savings, and Stock Option Plans, shall terminate as of the effective date of Employee's termination unless provided otherwise under the terms of a particular benefit or compensation plan, provided, however, participation in programs made available solely to Executive Corps members shall cease as of the effective date of Employee's termination or the date Employee's Executive Corps membership ceases, whichever should occur first.


         C. Termination for "good and sufficient cause: shall include termination for such things as fraud or dishonesty, willful failure to perform assigned duties, willful violation of ARA's Business Conduct Policy, or intentionally working against the best interest of ARA.
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         D. If Employee is terminated by ARA, for reasons other than good and sufficient cause, Employee will receive severance payments and benefits for the number of months set forth above in Paragraph A, whether or not Employee commences other non-competitive employment while he is receiving such payments and benefits, provided, however, ARA reserves the right to terminate all severance payments and benefits if Employee violates the covenants set forth in
Article 2, above.


         E. ARA expressly reserves the right to revoke or amend, in whole or in part, the severance provisions set forth in this agreement at any time, for any reason, provided, however, in the event Employee is terminated for reasons other than good and sufficient cause subsequent to such revocation or amendment, Employee shall be entitled to no less than the monthly severance payments which Employee would have received under this Agreement had he been terminated by ARA on the date ARA elected to revoke or amend the severance provisions.


         F. During any period of disability following termination of Employment, Employee agrees that disability payments received by him pursuant to health and accident or disability policies, whether on account of total or partial disability, shall be credited against the severance payments due him hereunder.


Article 5. TERM OF EMPLOYMENT: Employee acknowledges that ARA has the right to terminate Employee's employment at any time for any reason whatsoever, provided, however, that any termination by ARA for reasons other than good and sufficient cause shall result in the severance benefits described in Article 4, above, to become due in accordance with the terms of this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by ARA are in full satisfaction of any claims that Employee may have against ARA resulting from ARA's exercise of its right to terminate Employee's employment, except for those fringe benefits which are intended to survive termination such as the right to receive payments pursuant to retirement plans and ,similar rights.


Article 6. MISCELLANEOUS:

         A. As used throughout this Agreement, ARA shall include The ARA Group, Inc., a Delaware corporation, and its subsidiaries and affiliates, or any corporation, joint venture, or other entity in which The ARA Group Inc. or its subsidiaries or affiliates has an equity interest in excess of ten percent
(10%).
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         B. Reference to the masculine gender shall include the feminine gender.


         C. This Agreement shall supersede and substitute for any previous employment agreement between employee and ARA, and is entered into in consideration of the mutual undertakings of the parties, the cancellation of all previous agreements, and the release of the parties of their respective rights and obligations under any previous employment agreement, excepting only such rights and obligations which by their nature are intended to survive termination or cancellation of such employment agreement. In the event Employee's previous employment agreement provided for a longer severance period than set forth in this Agreement, then the Employee's right to severance set forth in the previous employment agreement shall survive, but any payments made shall be credited against the severance payments otherwise due under the provisions of Article 4A, hereof.


         D. Employee and ARA acknowledge that for purpose of Article 4 Employee's last hire date with ARA is August 27,1980.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed.




                                       /s/ L. Frederick Sutherland
                                       --------------------------------
                                           L. Frederick Sutherland


                                       ARA Services, Inc. ("ARA")


                                   By: /s/ James E. Ksansnak
                                       ---------------------------------
                                           James E. Ksansnak











Date: June 7, 1993